Exhibit 8.1 2900 K Street NW North Tower - Suite 200 Washington, DC 20007-5118 202.625.3500 tel www.katten.com

March 11, 2020

To the Addressees Listed

    on Schedule One Attached Hereto

Re:	AmeriCredit Automobile Receivables Trust 2020-1 – Tax Opinion

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc., a Delaware corporation (“AmeriCredit”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”) and AmeriCredit Automobile Receivables Trust 2020-1 (the “Issuer”), as to certain matters in connection with the issuance of the $191,000,000 Class A-1 Asset Backed Notes (the “Class A-1 Notes”), $177,780,000 Class A-2-A Asset Backed Notes (the “Class A-2-A Notes”), $70,000,000 Class A-2-B Asset Backed Notes (the “Class A-2-B Notes” and together with the Class A-2-A Notes, the “Class A-2 Notes”), $215,470,000 Class A-3 Asset Backed Notes (the “Class A-3 Notes”), $71,010,000 Class B Asset Backed Notes (the “Class B Notes”), $88,140,000 Class C Asset Backed Notes (the “Class C Notes”), $86,670,000 Class D Asset Backed Notes (the “Class D Notes”) and $23,020,000 Class E Asset Backed Notes (the “Class E Notes” and collectively with the Publicly Offered Notes, the “Notes”), which will be issued pursuant to an Indenture, dated as of March 11, 2020 (the “Indenture”), between the Issuer and Citibank, N.A., as Trustee (in such capacity, the “Trustee”) and Trust Collateral Agent (in such capacity, the “Trust Collateral Agent”) and the certificate which will be issued pursuant to a Trust Agreement, dated as of January 16, 2020 as amended and restated as of March 11, 2020 (the “Trust Agreement”), between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). The “Publicly Offered Notes” include the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means the Preliminary Prospectus together with the Final Prospectus.

KATTEN MUCHIN ROSENMAN LLP

CENTURY CITY        CHARLOTTE        CHICAGO        DALLAS        HOUSTON         LOS ANGELES

NEW YORK        ORANGE COUNTY        SHANGHAI        WASHINGTON, DC

A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

To the Addressees Listed

    on Schedule One Attached Hereto

March 11, 2020

The term “Registration Statement” means (i) the Registration Statement on Form SF-3 (No. 333-228632), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form SF-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus” means the preliminary prospectus, dated February 25, 2020 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations (“Rules and Regulations”) of the Commission under the 1933 Act. The term “Prospectus” means the prospectus, dated March 4, 2020 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement, dated as of March 11, 2020 among the Issuer, AmeriCredit, AFS SenSub and the Trust Collateral Agent, the Indenture, the Trust Agreement (together, the “Governing Documents”), the Prospectus and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by AmeriCredit and the underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction. Based on our review, the characteristics of the transaction strongly indicate that in economic substance the transaction is the issuance of indebtedness, the form of the transaction is an issuance of indebtedness, and the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1)        To the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than AFS SenSub and its affiliates for such purposes, the Publicly Offered Notes will constitute indebtedness, and although such conclusion is not free from doubt, the Class E Notes should constitute indebtedness, and not an ownership interest in the automobile loan

To the Addressees Listed

    on Schedule One Attached Hereto

March 11, 2020

contracts, nor an equity interest in the Issuer or in a separate association taxable as a corporation or other taxable entity.

(2)        Assuming the parties comply with the terms of the Governing Documents, the Issuer will not be characterized as an association, or publicly traded partnership, taxable as a corporation.

(3)        The statements in the Prospectus under the heading “Material Federal Income Tax Consequences,” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, accurately state all material federal income tax consequences of the purchase, ownership and disposition of the Notes to the original purchaser.

This opinion is for the benefit of the addressees hereof and any subsequent transferee of the Notes and it may not be relied on by any other party or quoted without our express consent in writing.

Except for the opinion set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. Copies of this letter may not be made available, and this letter may not be quoted or referred to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental or regulatory authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this letter may be made available as provided herein and (iii) as otherwise required by law or in connection with any action to which you are a party arising out of the transactions contemplated hereunder to support an assertion by you of a due diligence defense under federal securities laws. Copies of this letter may be posted by the Issuer or AmeriCredit to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (a “NRSRO”) that provides to the Issuer or AmeriCredit the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this letter, and each such NRSRO, by accessing a copy of this letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this letter to any other person. We express no opinion on any matter not discussed in this letter, and we undertake no obligation to update the opinion contained herein after the date hereof. We place no limitations in this tax opinion, however, on the disclosure to the IRS of the tax structure or tax treatment of the transactions contemplated in the Governing Documents.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc.

AmeriCredit Automobile Receivables

    Trust 2020-1

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

AFS SenSub Corp.

101 Convention Center Drive, Suite 850

Las Vegas, Nevada 89109

Citibank, N.A.,

    as Trustee and Trust Collateral Agent

388 Greenwich Street

New York, New York 10013

Citigroup Global Markets Inc.

    as a Representative

388 Greenwich Street, 7th Floor

New York, New York 10013

RBC Capital Markets, LLC

    as a Representative

200 Vesey Street

3 World Financial Center

New York, New York 10281

SG Americas Securities, LLC

    as a Representative

245 Park Avenue

New York, New York 10167

Wells Fargo Securities, LLC

    as a Representative

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Barclays Capital Inc.

745 7th Avenue

New York, New York 10019

BNP Paribas Securities Corp.

787 7th Avenue

New York, New York 10019

J.P. Morgan Securities LLC

383 Madison Avenue, 8th Floor

New York, New York 10179

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Wilmington Trust Company,

    as Owner Trustee

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Fitch Ratings, Inc.

33 Whitehall Street

New York, New York 10004

Moody’s Investors Service, Inc.

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Ernst & Young LLP

5 Times Square

New York, New York 10036